EXHIBIT 12.1

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
(in thousands, except ratios)

	12 Months Ended
	December 31,

	2009	2008	2007	2006	2005
Income before equity in earnings of unconsolidated joint ventures, noncontrolling interests, discontinued operations and loss on sale of real estate (1)	69,007	28,866	28,965	27,233	26,152
Add:
Distributed income of unconsolidated joint ventures	660	2,366	1,706	906	821
Amortization of capitalized interest	474	465	413	360	292
Interest expense	37,684	49,628	42,599	40,793	42,926
Portion of rent expense — interest factor	1,743	1,168	1,078	986	993

Income as adjusted	109,568	82,493	74,761	70,278	71,184

Fixed Charges
Interest expense	37,684	49,628	42,599	40,793	42,926
Capitalized interest and capitalized amortization of debt issue costs	310	1,811	1,857	2,327	711
Portion of rent expense — interest factor	1,743	1,168	1,078	986	993

Total fixed charges	39,737	52,607	45,534	44,106	44,630

Ratio of earnings to fixed charges	2.8	1.6	1.6	1.6	1.6

Income before equity in earnings of unconsolidated joint ventures, noncontrolling interests, discontinued operations and loss on sale of real estate	69,007	28,866	28,965	27,233	26,152
Add:
Distributed income of unconsolidated joint ventures	660	2,366	1,706	906	821
Amortization of capitalized interest	474	465	413	360	292
Interest expense	37,684	49,628	42,599	40,793	42,926
Portion of rent expense — interest factor	1,743	1,168	1,078	986	993

Income as adjusted	109,568	82,493	74,761	70,278	71,184

Fixed Charges
Interest expense	37,684	49,628	42,599	40,793	42,926
Capitalized interest and capitalized amortization of debt issue costs	310	1,811	1,857	2,327	711
Portion of rent expense — interest factor	1,743	1,168	1,078	986	993
Preferred share dividends	5,625	5,625	5,625	5,433	538
Total combined fixed charges and preferred share dividends	45,362	58,232	51,159	49,539	45,168
Ratio of earnings to combined fixed charges and preferred share dividends	2.4	1.4	1.5	1.4	1.6

(1) Earnings before income from unconsolidated joint ventures, noncontrolling interest, discontinued operations and loss on sale of real estate for the year ended December 31, 2009 includes: a $10.5 million gain on early extinguishment of debt from an exchange offer of common shares for convertible debt; a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest and a $5.2 million impairment charge related to a property held and used. For the year ended December 31, 2008, earnings before income from unconsolidated joint ventures and noncontrolling interest contained an $8.9 million loss on early termination of two US treasury rate lock agreements.